UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          ---------------------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 6)1

                               Gardenburger, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   365476 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         / /      Rule 13d-1(c)

         /x/      Rule 13d-1(d)



------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 365476 10 0                   13G                    Page 2 of 4 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Paul F. Wenner

--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   NOT APPLICABLE

                                                               (a)  / /
                                                               (b)  / /

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 3.  SEC USE ONLY

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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

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  NUMBER OF SHARES        5.  SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING
     PERSON WITH              1,926,920
                       ---------------------------------------------------------
                          6.  SHARED VOTING POWER

                              32,654
                       ---------------------------------------------------------
                          7.  SOLE DISPOSITIVE POWER

                              1,926,920
                       ---------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER

                              32,654
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,959,574

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     22.1%

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12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 365476 10 0                   13G                    Page 3 of 4 Pages
--------------------------------------------------------------------------------


Item 1(a).  Name of Issuer:
--------------------------

                  Gardenburger, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

                  1411 S.W. Morrison Street
                  Portland, Oregon  97205

Item 2(a).  Name of Person Filing:
---------------------------------

                  Paul F. Wenner

Item 2(b).  Address of Principal Business Office or, if None, Residence:
-----------------------------------------------------------------------

                  1411 S.W. Morrison Street
                  Portland, Oregon  97205

Item 2(c).  Citizenship:
-----------------------

                  U.S.A.

Item 2(d).  Title of Class of Securities:
----------------------------------------

                  Common Stock, no par value

Item 2(e).  CUSIP Number:
------------------------

                  365476 10 0

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
----------------------------------------------------------------------------
(c), Check Whether the Person Filing is a:
-----------------------------------------

         Not applicable.

Item 4.  Ownership.
------------------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount Beneficially Owned:   1,959,574

         (b)   Percent of Class:            22.1%

         (c)   Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote:
                              1,926,920 shares

                 (ii)   Shared power to vote or to direct the vote:  32,654

                 (iii)  Sole power to dispose or to direct the disposition of:
                              1,926,920 shares

                 (iv)   Shared power to dispose or to direct the disposition of:
                              32,654

Item 5.  Ownership of Five Percent or Less of a Class.
-----------------------------------------------------

                 Not applicable

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CUSIP No. 365476 10 0                   13G                    Page 4 of 4 Pages
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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
------------------------------------------------------------------------

                 Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired
---------------------------------------------------------------------------
the Security Being Reported on by the Parent Holding Company.
------------------------------------------------------------

                 Not applicable

Item 8.  Identification and Classification of Members of the Group.
------------------------------------------------------------------

                 Not applicable

Item 9.  Notice of Dissolution of Group.
---------------------------------------

                 Not applicable

Item 10.  Certifications.
------------------------

                 Not applicable.



                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date:    February 8, 1999


                                        /s/Paul F. Wenner
                                        ----------------------------------------
                                        Paul F. Wenner